Exhibit 10.1

EMPLOYMENT AGREEMENT

           THIS AGREEMENT is made as of the 28th day of December, 2011 (the “Effective Date”), by and among First Security Group, Inc., a bank holding company organized under the laws of the State of Tennessee (the “Company”), FSGBank, N.A., a national association organized under the laws of the United States (the “Bank” and collectively with the Company, the “Employer”), and Michael Kramer (the “Executive”).

BACKGROUND:

The Company and the Bank each desire to employ the Executive, respectively, as the Chief Executive Officer of the Company and the Chief Executive Officer of the Bank on the terms and conditions set forth below and Executive desires to accept such employment subject to such terms and conditions.

AGREEMENT:

           In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.        Duties.

           1.1           Positions.  The Executive shall be employed as the Chief Executive Officer of the Company and of the Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to the Executive from time to time in connection with the conduct of the businesses.  The duties and responsibilities of the Executive shall be commensurate with similar positions at other publically-traded community bank holding companies. The Executive shall report directly to the Board of Directors.  During the Term, at appropriate intervals and with the consent of the Executive, the Company and the Bank shall each nominate the Executive as a candidate for election or re-election to their respective Boards of Directors, subject to any necessary regulatory non-objections.

           1.2           Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)           subject to Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Board of Directors; and

(c)           timely prepare and forward to the Board of Directors all reports and accountings as may be requested of the Executive.

   1.3         Permitted Activities. The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:

(a)           investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in his owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b)           participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge his duties hereunder; provided further, that the Board of Directors may direct the Executive in writing to resign from any such organization and/or cease such activities should the Board of Directors reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2.        Period of Employment.  This Agreement and the parties’ employment relationship shall have no fixed period.  The employment relationship is an “at will” relationship, which means that this Agreement and the Executive’s employment with the Employer may be terminated by the Employer or by the Executive, by written notice of one to the other at any time for any reason, or for no reason whatsoever, without any obligations owing to the Executive other than as provided in Section 4.

3.        Compensation.  The Company shall pay the Executive the following during his period of employment, except as otherwise provided below:

           3.1           Annual Base Salary.  The Executive shall be compensated at an annual base rate of Three Hundred Twenty-Five Thousand and No/100 Dollars ($325,000.00) (the “Annual Base Salary”).  The Executive’s Annual Base Salary shall be reviewed by the Board of Directors at least annually for adjustments, as determined by the Board of Directors based on an evaluation of the Executive’s performance.  The Executive’s Annual Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

           3.2           Annual Incentive Compensation.

           (a)           The Executive shall be eligible to receive annual bonus compensation, if any, as may be determined by, and based on performance measures established by, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the “Committee”) consistent with the Employer’s strategic planning process and in consultation with the Executive, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors, based on recommendations by the Committee (an “Annual Bonus”).

           (b)           Any Annual Bonus earned shall be payable in cash in the year following the year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives.  The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of the Employer, and it is understood by the parties that it is contemplated that Executive will not be eligible to receive any such Annual Bonus or other short-term incentive compensation while the Company or any Affiliate is subject to restrictions imposed on the Company or any Affiliate by the United States Department of Treasury (“Treasury”), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation (“FDIC”), or any other bank-regulatory authority, or otherwise restricted under applicable law.

           (c)           The provisions of this Section 3.2 shall become effective from and after the date the Company’s participation in the Treasury’s Troubled Asset Relief Program (“TARP”) ceases by reason of its full repayment of the financial assistance obtained from Treasury under TARP.

           3.3           Equity Compensation.  As soon as practicable after the Effective Date, the Company shall grant the Executive a restricted stock award representing the opportunity to earn up to thirty-five thousand (35,000) shares of the Company’s common stock.  The award shall contain terms consistent with TARP Guidance (as defined in Exhibit “A” attached hereto) and shall be subject to such other terms and conditions set forth in the form of award employed by the Company.

3.4          Relocation Expenses.

(a)       The Employer shall reimburse the Executive for reasonable expenses incurred by the Executive during the 2012 calendar year in relocating to the metropolitan Chattanooga area in an amount not to exceed Twenty Thousand and No/Dollars ($20,000.00).  Such reimbursable relocation expenses may include customary closing costs incurred in connection with the sale of the Executive’s existing primary residence, packing, moving, and, if necessary, short-term storage by a professional moving and storage firm.

(b)       The Employer shall provide the Executive with temporary housing, inclusive of rent and all utilities, in the metropolitan Chattanooga area until the expiration of a period of one-hundred and twenty (120) days following the Effective Date or, if earlier, until the Executive moves into permanent housing in the metropolitan Chattanooga area.

3.5          Automobile Allowance.  The Employer will provide the Executive with a monthly automobile allowance in the amount of Seven Hundred and Fifty and No/100 Dollars ($750.00).

           3.6           Business and Professional Education Expenses; Memberships.  Subject to the reimbursement policies from time to time adopted by the Board of Directors and consistent with the annual budget approved for the period during which an expense was incurred, the Employer specifically agrees to reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in the performance of his duties hereunder; provided, however, that as a condition of any such reimbursement, the Executive submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department.  Examples of appropriate categories of expenses include membership in professional and civic organizations, professional development, and customer entertainment.  The Executive acknowledges that the Employer makes no representation with respect to the taxability or nontaxability of the benefits provided under this Section 3.6.

3.7          Paid Vacation.  The Executive shall be entitled to no less than twenty-five (25) days of paid leave, prorated for any partial calendar year of service.  The provisions of this Section 3.7 shall apply notwithstanding any less generous paid leave policy then maintained by the Employer, but the use of Executive’s paid leave shall otherwise be determined in accordance with the Employer’s paid leave policy as in effect from time to time.

3.8          Benefits.  In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees.  All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, the Employer’s standard policies and practices relating to such benefit.

3.9          Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.10        Reimbursement of Expenses; In-Kind Benefits.  All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement.  Any in-kind benefits provided by the Employer must be provided during the Term of this Agreement.  The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year.  Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.  Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.11        TARP Compliance.  The Executive understands and acknowledges that, as a condition of receiving TARP financial assistance, the Company is required to comply with the compensation requirements established under the TARP Guidance (as defined in Exhibit “A” attached hereto).  Because the Executive is expected to be, or reasonably anticipated to become, a Senior Executive Officer, the Most Highly Compensated Employee and/or an Other Highly Compensated Employee Officer (all as defined in Exhibit “A” attached hereto), the Executive agrees to enter into a TARP Restricted Employee Agreement, in substantially the form attached hereto as Exhibit “A,” as modified from time to time by the Company to reflect any revisions to the TARP Guidance.  In addition, the Executive understands and acknowledges that the compensatory arrangements in favor of the Executive as set forth in this Agreement are subject to modifications as may be effected from time to time by the Company as the Company may reasonably determine is necessary to comply with the TARP Guidance, including, but not limited to, any modifications reasonably determined to be necessary to discourage (a) the taking of unnecessary or excessive risks, or (b) the manipulation of reported earnings.

3.12        Clawback of Compensation.  The Executive agrees to repay any compensation previously paid or otherwise made available to him that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded) where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer or was in excess of, or a type of compensation limited by, the compensation limitations imposed by the TARP Guidance.  The Executive agrees to return promptly any such compensation identified by the Employer.  If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive.  The Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, termination of employment) if the Executive fails to return such compensation.  The provisions of this Section 3.12 shall be modified to the extent, and remain in effect for the period, required by applicable law.

3.13        Apportionment of Obligations.  The obligations for the payment of the amounts otherwise payable pursuant to this Section 3 shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion.

4.        Termination of Employment.

           4.1           Cessation of Compensatory Obligations; Resignation.

           (a)           The Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amount earned and owing under Section 3 through the effective date of the termination of the Executive’s employment and termination of the Agreement.

(b)           If the Executive is a member of a Board of Directors and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from his position on the Board(s) of Directors, effective no later than the date his employment is terminated.

4.2          Regulatory Action.

(a)       If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.6 of expenses incurred as of the effective date of termination.

(b)       If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer shall reinstate any of its obligations which were suspended to the extent permitted by applicable law.

(c)       If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)       If the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Company or any depository institution controlled by the Company, the Company shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment.  To the extent the Company is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)       If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Company or any depository institution controlled by the Company, but excluding any such assistance provided to the industry generally, the Company shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action.  To the extent the Company is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)        If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Company or any depository institution controlled by the Company, the Company shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction.  To the extent the Company is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)       All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable national banking laws.

5.        Employer Information.

           5.1           Ownership of Employer Information.   All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.

           5.2           Obligations of the Executive.  The Executive agrees:

(a)	to hold Employer Information in strictest confidence;

(b)	not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)
in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

provided, however, that none of the foregoing obligations shall preclude the Executive from making any disclosures of Employer Information required by law.  This Section 5 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

           5.3           Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon the Executive’s termination of employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in the Executive’s possession or control.

6.        Non-Competition.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s involuntary termination of employment with Cause or the Executive’s resignation, for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Employer.

7.        Non-Solicitation of Customers.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s termination of employment, regardless of the reason, for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment with Employer, for purposes of providing products or services that are competitive with those provided by the Employer.

8.        Non-Solicitation of Employees.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s termination of employment, regardless of the reason, for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer with whom the Executive had material contact during the last two (2) years of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

9.        Non-disparagement.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and for a period of two (2) years thereafter, he will not make any untruthful statement (written or oral) that could reasonably be perceived as disparaging to the Employer or any Affiliate.

10.      Remedies.  The Executive agrees that the covenants contained in Sections 5 through 9 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  The Employer and the Executive agree that all remedies available to the Employer shall be cumulative.

11.      Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

12.      No Set-Off by the Executive.  The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

13.      Notice.  All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Company:	First Security Group, Inc.
Attn: Chairman, Board of Directors
531 Broad Street
Chattanooga, TN 37402

If to the Bank:	FSGBank, N.A.
Attn: Chairman, Board of Directors
531 Broad Street
Chattanooga, TN 37402

If to the Executive:	Mr. Michael Kramer
30 Old Orchard Lane
Newburgh, IN 47630

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  All such notices, requests, waivers and other communications shall be deemed to have been effectively given:  (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

14.      Assignment.  The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Employer.  If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a termination of employment by virtue of such assignment.  The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.      Waiver.  A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16.      Mediation.  Except with respect to Sections 5 through 10 and 22 herein, and as provided in Section 17 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute cannot be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by non-binding mediation in accordance with the rules of alternative dispute resolution of the State of Tennessee for the judicial circuit containing Hamilton County, Tennessee before resorting to any other process for resolving the dispute.

17.      Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Tennessee.  The parties agree that any appropriate state court located in Hamilton County, Tennessee or federal court for the Eastern District of Tennessee shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

18.      Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.      Entire Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated, including, but not limited to, the Consulting Agreement between the parties dated October 4, 2011.

20.      Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.      Survival.  The obligations of the parties pursuant to Sections 3.12, 5 through 9, 16, 17 and 21, as applicable, shall survive the Executive’s termination of employment hereunder for the period designated under each of those respective sections.

22.      Representation Regarding Restrictive Covenants.  The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date.  In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

23.      Section 409A.  It is the intent of the parties that any payment to which the Executive is entitled under this Agreement be exempt from Section 409A of the Code, to the maximum extent permitted under Section 409A of the Code. However, if any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Executive nor the Employer shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the consent of the other party.  For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Section 409A of the Code under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A of the Code.

24.      Definitions.       Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)       “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity.  For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)       “Agreement” shall mean this Agreement and any appendices incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)       “Area” shall mean, during the period of employment, a radius of twenty (20) miles from each banking office maintained by the Company and its Affiliates from time to time during the period of employment and, following the period of employment, a radius of twenty (20) miles from each banking office maintained by the Company and its Affiliates as of the last day of employment.

(d)       “Board of Directors” shall mean the board of directors of the Company and/or of the Bank, as the context requires and, where appropriate, includes any committee thereof or other designee.

(e)       “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(f)        “Cause” shall mean:

(1)          a material breach of the terms of this Agreement by the Executive not cured by the Executive within ten (10) business days after his receipt of the Employer’s written notice thereof, including, without limitation, failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;

(2)          any act by the Executive of fraud against, material misappropriation from, or material dishonesty to the Employer or any Affiliate;

(3)          conviction of the Executive of a crime involving breach of trust or moral turpitude or any felony;

(4)          conduct by the Executive that amounts to willful misconduct, gross neglect or material failure to perform the Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Board of Directors, susceptible to a cure;

(5)          the exhibition of a standard of behavior within the scope of or related to his employment that is in violation of a written Employer policy; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Board of Directors, susceptible to a cure;

(6)          receipt of any form of written notice that any regulatory agency having jurisdiction over the Employer has instituted any form of regulatory action against the Executive; or

(7)          Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)).

(g)       “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h)       “Competing Business” shall mean any entity (other than the Company and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(i)        “Confidential Information” means data and information relating to the business of the Company and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Company and its Affiliates and which has value to the Company and its Affiliates and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(j)        “Employer Information” shall mean Confidential Information and Trade Secrets.

(k)       “Post-Termination Period” shall mean twelve (12) months following the effective date of the Executive’s termination of employment.

(l)       “Trade Secrets” shall mean Company or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1)           derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Signatures are on the Following Page]

      IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

First Security Group, Inc.:

By:	/s/ John R. Haddock
Signature

John R. Haddock
Print Name

Secretary, EVP & CFO
Title

FSGBank, N.A.:

By:	/s/ John R. Haddock
Signature

John R. Haddock
Print Name

Secretary, EVP & CFO
Title

Executive:

/s/ D. M. Kramer
Michael Kramer

Exhibit “A”

TARP RESTRICTED EMPLOYEE AGREEMENT

           THIS AGREEMENT is made as of the 28th day of December, 2011 (the “Effective Date”), by and between the Company (as defined below), and Michael Kramer (the “Executive”).

The Company has entered into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (the “Treasury”) that provides for the Company’s participation in the Treasury’s Troubled Asset Relief Program (“TARP”).  If the Company does not participate or ceases at any time to participate in TARP, this Agreement shall be of no further force and effect.

As a condition of receiving such financial assistance, the Company is required to comply with the compensation requirements established by the TARP Guidance (as defined below) and applicable to entities receiving assistance through TARP.  The requirements of this Agreement shall apply to the Executive from the first day of the TARP Covered Period (as defined below) through the earlier of the last day of the TARP Covered Period or the date the Executive ceases to be a Senior Executive Officer (as defined below) and/or Other Highly Compensated Employee (as defined below), except as otherwise contemplated by the TARP Guidance.  To comply with these requirements, and in consideration of the benefits that the Executive will receive as a result of the Company’s participation in TARP and for other good and valuable consideration the sufficiency of which the Executive hereby acknowledges, the parties agree as follows:

1.
No Golden Parachute Payments.  The Company is prohibited from making, and the Executive shall not be entitled to receive, a Golden Parachute Payment during the TARP Covered Period if the Executive is a Senior Executive Officer or Other Highly Compensated Employee at the date the Golden Parachute Payment would otherwise be paid.  For purposes of this Agreement, the date the Golden Parachute Payment would otherwise be paid is the date of the Executive’s departure or the change in control event that gives rise to the payment, even if any portion of the payment would be paid after the TARP Covered Period.

2.
Recovery of Bonus and Incentive Compensation.  Any bonus, retention award, or incentive compensation paid to the Executive during the TARP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate and at the time the bonus, retention award or incentive compensation was paid the Executive was a Senior Executive Officer or Other Most Highly-Compensated Employee.  The Executive agrees to return promptly any such bonus, retention award, or incentive compensation identified by the Company.  If the Executive fails to properly return such bonus, retention award, or incentive compensation, the Executive hereby agrees that the amount of such bonus, retention award, or incentive compensation may be deducted from any and all other compensation owed to the Executive.  The Executive acknowledges that the Company may take appropriate disciplinary action (up to, and including, termination of employment) if the Executive fails to return such bonus, retention award, or incentive compensation.

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3.
Prohibition on Tax Gross-Ups.  The Company is prohibited from formally or informally providing a right to a gross-up to any Senior Executive Officer or any Other Highly Compensated Employees during the TARP Covered Period.  This includes, but is not limited to, a right to a gross-up that is given to the Executive during the TARP Covered Period, even if the gross-up is actually paid at a future date.  A “gross-up” is any reimbursement of taxes owed with respect to any compensation (other than tax equalization agreements for employees subject to tax from a non-U.S. jurisdiction).

4.
Limitation of Bonus, Retention Award, and Incentive Compensation.  The Company is prohibiting payment or accrual of any bonus, retention award, or incentive compensation during the TARP Covered Period if the Executive, at the time of such payment or accrual, is an Other Highly Compensated Employee of the Company.  However, this limitation does not apply to payment of any long-term restricted stock by the Company if the restricted stock vests in accordance with the vesting schedule provided in the TARP Guidance, has a value that is no more than one-third (1/3) of the Executive’s total annual compensation, and is subject to such other terms and conditions as the Secretary of the Treasury may determine is in the public interest.  In addition, this prohibition does not apply to any bonus payment required to be paid pursuant to a written employment agreement between the Executive and the Company if such agreement was executed on or before February 11, 2009, and has not been materially modified after February 11, 2009.

5.
Limitation of Compensation Encouraging Risks and Manipulation.  The Company is prohibited from paying or accruing compensation that includes incentives for Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company, or maintaining any Benefit Plan that encourages manipulation of the Company’s reported earnings to enhance the compensation of the Executive or any other employee of the Company.  To the extent any such compensation is paid or accrued under an arrangement that is later determined to contain such incentives, the Executive waives any right to such compensation, and, if such compensation has already been delivered to the Executive, the Executive agrees to repay such amount to the Company.  To the extent any Benefit Plan in which the Executive participates encourages such unnecessary and excessive risks or manipulation, the Executive hereby acknowledges that any such Benefit Plan (or portion thereof) and the obligations thereunder shall be void or, to the extent permitted by the TARP Guidance, shall be modified in a manner compliant with the TARP Guidance.

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6.
Additional TARP Provisions.  The Company and the Executive acknowledge that additional or modified restrictions, whether the result of legislative activity and/or rules and regulations promulgated by the Treasury, may affect the compensation practices of companies that participate in TARP.  To the extent that such additional or modified restrictions impose additional limitations or requirements on the compensation or benefits that would otherwise be payable to the Executive, the Executive specifically agrees that such limitations and requirements shall apply to him and to the Benefit Plans under which such compensation or benefits are provided, and the Executive agrees to enter into any modification to this Agreement to further reflect such limitations and restrictions to the extent that the Company requests Executive do so.

7.
Compensation Program Amendments. Each of the Company’s existing compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to the Executive is hereby amended to the extent necessary to give effect to Paragraphs 1 through 6. In addition, any Benefit Plans with respect to the Executive that are established or amended hereafter, but during the TARP Covered Period, shall be deemed to incorporate, and shall be interpreted to give effect to, Paragraphs 1 through 6 of this Agreement.  Paragraphs 1 through 7 of this Agreement are intended to, and will be interpreted, administered and construed to, comply with the TARP Guidance (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this Agreement).

8.	Definitions and Interpretation. As used herein, the following capitalized terms shall have the following meanings:

(a)
“Company,” means First Security Group, Inc. and any entities treated as a single employer with it under the TARP Guidance.  The Executive is also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and the Executive, the term “employer” in that waiver will be deemed to mean the Company as used in this Agreement.

(b)
“TARP Covered Period” means the period during which any obligation of the Company arising from financial assistance provided under the TARP remains outstanding; provided, however, that the TARP Covered Period shall not include any period during which the federal government only holds warrants to purchase common stock of the Company.

(c)
“TARP Guidance” means (i) EESA and any successive legislation amending or superseding EESA, (ii) all rules and regulations now or hereafter promulgated by the responsible agencies of the United States government under EESA, including without limitation the interim final rules issued by the Treasury on June 15, 2009 and adopted at 31 CFR Part 30, and (iii) to the extent not inconsistent with the provisions of (i) or (ii), any applicable restrictions in any prior securities purchase agreement with the Treasury.

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(d)
“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008, and as amended by the American Recovery and Reinvestment Act of 2009.

(e)	“Golden Parachute Payment” means a “golden parachute payment” as defined in the TARP Guidance.
(f)	“Other Highly Compensated Employee” means:

(i)	with respect to Paragraph 1 of this Agreement, the next five (5) Most Highly Compensated Employees (as defined in the TARP Guidance) of the Company after the Senior Executive Officers;

(ii)	with respect to Paragraphs 2 and 3 of this Agreement, the next twenty (20) Most Highly Compensated Employees of the Company after the Senior Executive Officers; and

(iii)	with respect to Paragraph 4 of this Agreement, the Most Highly Compensated Employee of the Company.

(g)	“Senior Executive Officer” means the Company’s “senior executive officers” as defined in the TARP Guidance.

9.
Restricted Obligations Void.  Any obligations of the Company to the Executive that are prohibited or otherwise restricted by the terms of this Agreement shall be rendered null and void at the time the prohibition or restriction first becomes effective and the Executive shall have no rights with respect to such obligations thereafter, whether during or following the TARP Covered Period.

10.
Prior Agreement.  This Agreement constitutes the entire and final agreement of the parties on the subject matter of this Agreement, and supersedes all prior understandings and agreements relating to the subject matter of this Agreement.

11.
Miscellaneous. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the laws of the State of Tennessee. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

[Signatures on Next Page]

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The parties have executed this Agreement as of the date first set forth above.

THE COMPANY:

/s/ John R. Haddock

By:	John R. Haddock

Title:	Secretary, EVP & CFO
On behalf of all entities constituting the Company.

/s/ D. M. Kramer
Michael Kramer

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